Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Wade Brantley wbrantley@dc-brands.com

DC Brands International, Inc. Announces Search for New Leadership at
 H.A.R.D. Nutrition

DENVER, COLO. – May 3, 2012 - DC Brands International, Inc., a publicly reporting company under the ticker symbol (OTC/HRDN - News), today announces that it is in the final stages of identifying and announcing new leadership at H.A.R.D. Nutrition.

The Company has conducted an exhaustive search over the previous few months to find the appropriate person to take over the helm, and the day-to-day operations, at H.A.R.D. Nutrition. The search has focused on several individuals within the beverage industry that have significant experience, along with established networks and relationships.

Richard Pearce, President and CEO said, “This has been a very difficult decision for me to make personally, but I believe that it is the right thing to do, and the right time to do it. I have come to recognize that no matter how hard we seemingly try, we are just not producing the sales and revenue to make this a profitable company. I am obviously disappointed, but it became quite clear to me that after investing more than $1 million into a failed infomercial, and getting absolutely no positive results, that something drastic must be done. So in the best interest of all of the shareholders, myself included, I have decided to step aside and let a beverage industry veteran take the reigns as President of the Company, and focus on the day-to-day operations at H.A.R.D. Nutrition.”

Pearce continued, “I believe that very few company presidents can be successful in continuously acting as both the architect/designer and also the carpenter/artist as the company grows. I am most successful and comfortable in being the creator and inventor. I know I have created a better line of functional beverages, that far exceed anything else available, but now it is time for someone else to take the idea and product, and execute the distribution plan, and grow H.A.R.D. Nutrition into a household name. I am very proud of our new shrunk-wrapped labels, and anticipate that the brand is now poised to grow because of this design change. I am still one-hundred percent convinced that H.A.R.D. Nutrition Functional Water Systems truly are the best products out there, because they work!”

Pearce also said, “I have put my heart and my soul into this Company, and it is just like a child to me. But every parent knows that at some point you must do what is best for your child, no matter how personally painful it might be. It’s like sending a child off to college, difficult to do, but necessary for the growth and advancement of that child. It is clear that what I am doing for the Company is not working, and I just simply can’t afford to continuously put in sixty-plus hours every week, living on the road away from my family, essentially for free.  I will miss my staff of wonderful and extraordinary people. I’m not sure what I am going to do next, or where I will go, but I wish the Company the very best, and will continue to do everything I can to help if called upon.”

Pearce added, “I have learned over the past seven years that the beverage industry is rather incestuous, and that established relationships are necessary if a struggling and growing beverage company is to have success. Our meeting last week with Jewel-Osco is a direct result of such a relationship, and that is why I believe it is paramount that this Company have an entrenched beverage industry expert to take it to the next level. I expect that I will be able to announce who the new leader will be sometime next week.”

To see the new-look H.A.R.D. Nutrition Functional Water System bottles go to www.hardnutrition.com

About DC Brands International:

DC Brands International, a publicly traded company under the ticker symbol (HRDN), presently specializes in the manufacturing of its functional beverages and health products. Established in 1998, DC Brands began producing a number of lines of energy drinks in 2005.  DC Brands then purchased the assets of H.A.R.D. Nutrition and began its quest to produce a new health line of products.  DC Brands has recently announced the release of its new H.A.R.D. Nutrition Functional Water Systems, which it expects will revolutionize the functional beverage category.

For more information on DC Brands International, Inc. and its HARD Nutrition Functional Water Systems, visit its website at www.hardnutrition.com.

This release includes forward-looking statements on our current expectations and projections about future events. In some cases forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions. These statements are based upon current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties, many of which are difficult to predict and include statements regarding any new leadership at H.A.R.D. Nutrition contributing to a positive change in the Company and its ability to be profitable.  or any increase or growth of sales of H.A.R.D. Nutrition Functional Water Systems resulting from new leadership.

The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from those reflected in our forward-looking statements include, among others, Pearce’s optimism about the new direction of the Company as a result of new leadership and other risk factors affecting our business as described in our recent Registration Statement on Form S-1. The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release based on new information, future events, or otherwise, except as required by law.